Paulson Investment's Salem Branch Earns Top Performer in 2007

Staff Expansion Planned for 2008

PORTLAND, OR -- 03/20/2008 -- Paulson Investment Company, Inc. (Paulson), a wholly owned subsidiary of Paulson Capital Corp. (NASDAQ: PLCC), acknowledges its Salem branch as the Company's 2007 top performing office. Paulson has been in business more than 37 years in the Portland area and currently has 42 offices nationwide with Salem being its oldest branch office, having first opened its doors in June 1984. The Salem branch's revenues have grown approximately 229% over the past 10 years.

"Under the firm's expansion initiative announced in 2007, Paulson supports branch growth and welcomes discussions on opportunities for independent contractors around the country," said Trent Davis, Chief Executive Officer of Paulson Investment Company, Inc. "We have been active in the Oregon market for nearly four decades and want to continually set high standards for our competitors. Our Salem branch employees exemplify those high standards, and we are delighted with the office's performance in 2007."

James Sturdivant has been associated with Paulson Investment Company, Inc. for 14 years and leads the Salem office as branch manager. He attributes the success of the Salem branch directly to its employees' high skill level and work ethic and is very pleased with the Salem office's impressive employee retention rate. The 9 brokers currently employed at the Salem office have spent an average of 12 years with Paulson.

"What distinguishes Paulson is the independent, personalized and professional attention we provide each client in order to meet our goal of preserving and maximizing client wealth," said Sturdivant. "We have an extremely stringent hiring process and only employ knowledgeable, self-motivated and ethical individuals. Those are the types of people who continually provide top-quality client service and build long lasting relationships."

Sturdivant will continue with his proven strategy of hiring dedicated, knowledgeable staff and retaining employees by providing an open and collaborative work environment. Sturdivant is looking to further expand the Salem office by hiring additional brokers in 2008.

Paulson's Salem branch office has been actively involved with a variety of Paulson Investment Company public offerings and offers a wide range of investment options to its clientele, including stocks, tax-free bonds, corporate bonds, CDs, mutual funds, fixed income, and retirement plans.

About Paulson Capital Corporation

Paulson Capital Corporation is the parent company to Paulson Investment Company, Inc. Headquartered in Portland, Oregon, Paulson Investment Company, Inc. is the Northwest's largest independent brokerage firm and a national leader in public offerings of small and emerging growth companies with capital needs of $5 million to $45 million. Founded by Chester "Chet" Paulson in 1970, it has managed or underwritten 163 securities offerings and has generated more than $1.2 billion for client companies. The firm's enduring success stems from its ability to recognize emerging industry trends and from supporting emerging companies pioneering positive change and advancements in those related markets.

With corporate and independent retail brokerage offices located in 11 states throughout the country, Paulson Investment Company, Inc. aims to earn and build trust with retail and select institutional investors through highly customized financial portfolio management, diversified financial products and service offerings and effective administration and execution of investment strategies that specifically address individual risk tolerance levels. In addition, Paulson Investment Company, Inc.'s brokerage clients look to the firm for compelling new investment ideas in the small and emerging growth markets.

This release may contain "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results of achievements may be materially different from those expressed or implied. The Company's plan and objectives are based on judgments with respect to future conditions in the securities markets as well as general assumptions regarding the economy and competitive environment in the securities industry, which can be volatile and out of our control. In particular, we make assumptions about our ability to complete corporate finance transactions and increase the volume and size of our securities trading operations, which are difficult or impossible to predict accurately and often beyond the control of the Company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

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